EXHIBIT 99.1

Dionex Reports Record Net Sales and Earnings for the Fourth Quarter

SUNNYVALE, Calif., Aug. 7, 2008 (PRIME NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced record net sales and earnings for the fourth quarter of fiscal 2008 and for the full year ended June 30, 2008.

For the fourth quarter of fiscal 2008, sales were $98.7 million, an increase of 15% compared with the $86.0 million reported in the fourth quarter of last year. Currency fluctuations increased sales by $5.5 million, or 6%, for the fourth quarter compared with the same period last year. Diluted earnings per share were $0.76 for the fourth quarter, an increase of 25%, compared with the $0.61 reported in the fourth quarter of last year.

For the full year ended June 30, 2008, sales were $377.5 million, an increase of 15% compared with the $327.3 million reported for the same period of last year. Currency fluctuations increased sales by $18.3 million, or 6%, for the full year compared with the full fiscal year 2007. Diluted earnings per share were $2.77, an increase of 20% compared with the $2.31 reported for the full fiscal year 2007.

During the quarter, the Company repurchased 208,965 shares of its common stock for $14.9 million. In the full fiscal year 2008, the Company repurchased a total of 928,131 shares of its common stock for $70.3 million.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, "This very strong fourth quarter completes a record year of strong sales and EPS performance and new product introductions; a new milestone for the Company. We experienced strong growth in North America and the Asia Pacific regions and in both of our major product lines, ion chromatography and HPLC.

"We are pleased that we continued to achieve good growth in our major end-user markets in the fourth quarter, including the life sciences and environmental markets.

"Sales in North America grew 4% in the fourth quarter, adding to the very solid growth reported for the first nine months of fiscal 2008. Sales in Europe increased 16% in reported dollars, and were up in local currency, showing a nice recovery from the third quarter. Sales in our Asia/Pacific region grew 25% in the fourth quarter in reported dollars and 23% in local currency. We achieved strong sales growth in all major countries in the region, particularly in China and India. In addition, Japan sales grew 6% in the fourth quarter.

"Sales of our ion chromatography products were up 14% in the fourth quarter driven by strong demand for our IC instrumentation and consumables in North America and the Asia/Pacific region. We experienced 18% growth in HPLC products for the fourth quarter driven again by strong growth in North America and Asia/Pacific, and a nice recovery in Europe.

"Driven by the solid business performance, we decided to accelerate some of our expenditures and investments during the last two quarters, in order to further our expansion in Asia/Pacific, our new product introductions and our global IT platform deployment.

"We believe that these efforts combined with our strong performance in the fourth quarter and full year 2008 leave us in a good position for solid sales and earnings growth in fiscal year 2009. We estimate that net sales will be in the range of $91-$93 million in the first quarter of fiscal 2009 and that diluted earnings per share will be in the range of $0.53-$0.56 per share. For the full year, we estimate that sales will be in the range of $403-$411 million and diluted earnings per share will be $3.01-$3.13. Among the assumptions on which our guidance is based are: (1) currency rates will have a minimal positive impact on sales for all of fiscal 2009; (2) our gross margin will be approximately 65-66% for fiscal 2009; (3) our tax rate for fiscal year 2009 should be in the range of 35%-36%."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the fourth quarter results in a conference call on Thursday, August 7, 2008, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, August 8, 2008 until 5:00 p.m. PT, Tuesday, September 30, 2008.

Certain statements contained herein that are not purely historical (such as statements related to the Company's future plans and prospects including its sales and earnings growth estimates) may be deemed to be forward-looking statements which are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors including: foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and demand for analytical instrumentation and other factors listed in the Company's most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company's results of operations for the fourth quarter and full year ended June 30, 2008 are not necessarily indicative of the Company's operating results for any future periods. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

                            DIONEX CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (In thousands, except per share amounts)
                               (Unaudited)

                              Three Months Ended   Twelve Months Ended
                                   June 30,              June 30,
                               2008       2007       2008        2007
                             --------   --------   --------   --------
 Net sales                    $98,721    $85,954   $377,538   $327,284
 Cost of sales                 32,397     27,229    126,756    109,015
                             --------   --------   --------   --------
 Gross profit                  66,324     58,725    250,782    218,269
                             --------   --------   --------   --------

 Operating expenses:
  Selling, general and
   administrative              38,331     33,131    142,545    123,525
  Research and
   product development          7,437      6,528     28,943     24,737
                             --------   --------   --------   --------
   Total operating expenses    45,768     39,659    171,488    148,262
                             --------   --------   --------   --------

 Operating income              20,556     19,066     79,294     70,007

 Interest income, net             279        364      1,334      1,100
 Other income (expense)          (689)        47     (2,230)       183
                             --------   --------   --------   --------

 Income before taxes
  on income                    20,146     19,477     78,398     71,290
 Taxes on income                5,919      7,590     25,598     25,968
                             --------   --------   --------   --------
   Net income                $ 14,227   $ 11,887   $ 52,800   $ 45,322
                             ========   ========   ========   ========

 Basic earnings per share    $   0.78   $   0.63   $   2.85   $   2.37
                             ========   ========   ========   ========
 Diluted earnings per share  $   0.76   $   0.61   $   2.77   $   2.31
                             ========   ========   ========   ========
 Shares used in computing
  per share amounts:
   Basic                       18,218     18,904     18,506     19,136
                             ========   ========   ========   ========
   Diluted                     18,761     19,445     19,072     19,615
                             ========   ========   ========   ========

                      DIONEX CORPORATION
            CONDENSED CONSOLIDATED BALANCE SHEETS
                  AT JUNE 30, 2008 AND 2007
                        (In thousands)
                         (Unaudited)

                                                   June 30,   June 30,
                                                     2008       2007
                                                   --------   --------
 ASSETS

  Current assets:
   Cash, cash equivalents and short
    term investments                               $ 75,624   $ 55,062
   Accounts receivable, net                          74,436     65,990
   Inventories                                       31,627     28,626
   Other current assets                              25,353     21,096
                                                   --------   --------

    Total current assets                            207,040    170,774

  Property, plant and equipment, net                 72,335     62,366
  Goodwill and other intangible assets               33,133     32,398
  Other assets                                       19,637      6,231
                                                   --------   --------
                                                   $332,145   $271,769
                                                   ========   ========

 LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
   Notes payable                                   $ 21,805      $ 231
   Accounts payable                                  16,086     12,293
   Accrued liabilities                               53,563     48,946
   Income taxes payable                               5,873     13,068
   Accrued product warranty                           3,444      2,875
                                                   --------   --------

    Total current liabilities                       100,771     77,413

  Deferred income taxes and other                    34,626      8,648
  Stockholders' equity                              196,748    185,708
                                                   --------   --------
                                                   $332,145   $271,769
                                                   ========   ========

CONTACT: Dionex Corporation
         Craig McCollam
         (408) 481-4107